EXHIBIT 5.1

May 9, 2013

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the inclusion in this Registration Statement on Form F-10 of Cenovus Energy Inc. of our report dated February 13, 2013, relating to the Consolidated Financial Statements of Cenovus Energy Inc., which comprise the Consolidated Balance Sheets as at December 31, 2012 and December 31, 2011 and the Consolidated Statements of Earnings and Comprehensive Income, Shareholders’ Equity and Cash Flows for each of the three years in the period ended December 31, 2012 and the related notes and to the effectiveness of internal control over financial reporting of Cenovus Energy Inc. as at December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

PricewaterhouseCoopers LLP
111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3
T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca “

PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.